October 11, 1996





Mr. Mark S. Brinton
Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Dear Mr. Brinton:

RE:      Thiokol Corporation
         Form S-3 Registration Statement
         File No. 333-1753

We are responding herein to the comments contained in the Staff's letter dated October 8, 1996 (the "Comment Letter") to Amendment No. 2 to the Registration Statement on Form S-3 (the "Registration Statement") of Thiokol Corporation (the "Company") filed on September 26, 1996 and the Company's Form 10-K for the fiscal year ended June 30, 1996 and subsequent 1934 Act reports filed by the Company with the Securities and Exchange
Commission (the "Commission") and incorporated by reference into the Registration Statement. Each of the numbered responses below corresponds to the Staff's numbered comments. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Registration Statement.

     1. If material, please disclose in future filings the accounting treatment for the joint ventures with Alliant Technologies, Inc. and Morton International, Inc.

Company Response: In response to the Staff's comment, the Company will include such disclosure in future filings if material.

     2. In future filings, please clarify that revenue is recognized under the percentage of completion method, if this is the case. The term "generally" when referring to the accounting treatment should be deleted.

Mark S. Brinton
Form S-3 Registration Statement
File No. 333-1753
Page 2


Company Response: In response to the Staff's comment, the Company will in future filings clarify that revenue is recognized under the percentage of completion method, if applicable, and will delete the term "generally" when referring to the accounting treatment.

The Company also hereby requests acceleration pursuant to Rule 461 under the Securities Act of 1933, as amended, of its Registration Statement on Form S-3 (Registration No. 333-1753) so that such registration statement will be declared effective at 1:00 p.m. Washington, D.C. time on Wednesday, October 16, 1996, or as soon as practicable thereafter.

If you have any questions, please contact Tad Freese of Latham & Watkins at
(415) 395-8184 or the undersigned at (801) 629-2084.

Sincerely,



\s\Edwin M. North
-----------------
Corporate Secretary

EMN:dlw